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                                                                     EXHIBIT 3.1
             FILED
     IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
        STATE OF NEVADA

          JAN 16 1997

         No. C600-1997

        /s/ Dean Heller
-------------------------------
DEAN HELLER, SECRETARY OF STATE


                           ARTICLES OF INCORPORATION

                                       OF

                                 Theatre, Inc.

                                     ______

          I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

          FIRST: The name of the corporation (hereinafter called the corporation) is Theatre, Inc.

          SECOND: The name of the corporation's resident agent in the State of Nevada is CSC Services of Nevada, Inc. and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City NV 89706. The mailing address and the street address of the said resident agent are identical.

          THIRD: The number of shares the corporation is authorized to issue is 25,000 (twenty five thousand), all of which are without nominal or par value. All such shares are of one class and are designated as Common Stock.

          No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

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          FOURTH:  The governing board of the corporation shall be styled as a
"Board of Directors", and any member of said Board shall be styled as a "Director."

          The number of members constituting the first Board of Directors of the corporation is one; and the name and the post office box or street address, either residence or business, of each of said members are as follows:

     NAME                          ADDRESS
     ----                          -------

     Kevin J. Quinn                122 Ocean Park Boulevard
                                   Santa Monica, California 90405

          The number of directors of the corporation may be increased or decreased in the manner provided by the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

          FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

     NAME                          ADDRESS
     ----                          -------

     R. A. Arthur                  5670 Wilshire Blvd. Suite 750
                                   Los Angeles, California 90036

          SIXTH:  The corporation shall have perpetual existence.

          SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

          EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person


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who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          NINTH: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows, provided that the corporation may engage in any other lawful activity:

          The corporation may engage in any lawful activity.

          TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on January 15, 1997.


                                        /s/  R. A. ARTHUR
                                        ---------------------
                                        R. A. Arthur




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STATE OF CALIFORNIA      )
                         ) SS:
COUNTY OF LOS ANGELES    )


     On this 15TH day of January, 1997, personally appeared before me, a Notary Public in and for the State and County aforesaid, R. A. Arthur, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

     WITNESS my hand and official seal, the day and year first above written.



                                   /s/  FRANCES OLVERA
[SEAL]                             ----------------------------
                                          Notary Public












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